Exhibit 10.9

THE DAVEY TREE EXPERT COMPANY
BOARD OF DIRECTORS
REVISED DEFERRED COMPENSATION PLAN
(January 1, 2024 Restatement)

This Revised Deferred Compensation Plan (the "Plan"), previously restated as of January 1, 2014, affords the members of the Board of Directors of The Davey Tree Expert Company (the "Company") and members of the Compensation Committee, the Audit Committee, the Nominating Committee, the Finance Committee, and other committees appointed by the Board of Directors, the right to defer the receipt, to a later period of time, of all or a portion of the fees (including quarterly retainer fees, meeting fees, and such special or other fees as may be authorized by the Board of Directors, all of which are referred to herein as "Directors Compensation") payable to them by reason of their serving on the Board of Directors and, if applicable, on Committees of the Board for years beginning after December 31, 2004. The purpose of the Plan is to provide an additional incentive for services on the Board of Directors in the form of a deferred compensation arrangement comparable to those offered by publicly-held corporations. The Plan is hereby amended and restated effective as of January 1, 2024, with respect to payment elections for deferrals of compensation earned for services performed on and after that date. References in this Plan to a "year" are to a calendar year. The provisions of the Plan, effective as of January 1, 2024, are as follows:
1.    Election to Defer Directors Compensation
(a)    Election by Present Directors. Each Director of the Company may irrevocably elect on or before December 31 of any year to defer the receipt of the Directors Compensation attributable to services to be rendered during the following year. Any such election shall be made using the deferral election agreement attached to this Plan as Exhibit A or such successor deferral election agreement (which may be electronic) as may be provided by the Company for such purpose ("Deferral Election Agreement"). A Director must make a separate election for any subsequent year.
(b)    Election by Future Directors. Any person who is appointed to fill a vacancy on the Board of Directors, or is newly elected as a Director, and who was not a Director on the last day of the preceding year may elect within 30 days after the Director’s term begins to defer the receipt of all or a specified portion of the Directors Compensation with respect to services performed during the balance of the year following the Director’s election.
(c)    Duration of an Election. An election to defer Directors Compensation shall be irrevocable after the beginning of, and shall be effective only with respect to, the year to which it relates.
(d)    Election to Defer Less Than All Directors Compensation. In the event that any Director of the Company elects to defer less than all of the Directors Compensation payable to the Director for any period, the Company shall first pay the non-deferred portion of the Directors Compensation to the Director in cash and shall only commence to defer the Directors Compensation when the entire non-deferred portion has been paid to the Director in cash.
(e)    Deferral Options. Each Director may for each year elect to defer all or a portion of the Directors Compensation (in ten-percent increments) in the form of Share Units, as further described in Section 2(c), or cash. Once the Director has made an effective election, the Director may not thereafter change that election or any allocation between Share Units and cash with respect to that year.

2.    Accounts
(a)    Establishment of Accounts, The Company shall establish and maintain a Share Unit Account and a Cash Account (hereinafter referred to collectively as an "account") for each Director who elects to defer Directors Compensation, reflecting deferrals in the form of Share Units and cash, respectively, as hereinafter provided.
(b)    Deferred Cash. The Directors Compensation a Director elects to defer in the form of cash shall, subject to the provisions of Section 1(d) above, be credited to the Director’s Cash Account on the date the Directors Compensation would otherwise have been paid to the Director. The Company shall also credit the Cash Account of each Director with interest at a rate equal to the average between (i) the prime commercial rate for unsecured short-term loans to substantial borrowers and (ii) the passbook savings rate at KeyBank NA, on April 1 and October 1.
(c)    Deferred Share Units. The Directors Compensation a Director elects to defer in the form of Share Units shall, subject to the provisions of Section l(d) above, be credited to the Director’s Cash Account on the date the Directors Compensation would otherwise have been paid to the Director. On each April l and October 1, the amount in a Director's Cash Account on that date attributable to deferred Directors Compensation credited to the Cash Account pursuant to the preceding sentence of this Section 2(c) shall be transferred to the Director's Share Unit Account and converted into that number of Share Units equal to the amount transferred from the Director’s Cash Account divided by the fair market value of one share of common stock of the Company ("Company Stock") on the date of the transfer. On each Company Stock dividend payment date, dividend equivalents equal to the actual Company Stock dividends shall be credited to the Share Units in the Director's Share Unit Account, and shall in turn be converted into Share Units based upon the fair market value of the Company Stock on that date. For purposes of the Plan, the fair market value of a share of Company Stock shall be the fair market value as determined as of the most recent valuation date under the terms of The Davey Tree Expert Company 40lKSOP and ESOP for purposes of valuing participant accounts, unless otherwise determined by the Compensation Committee of the Board of Directors.
(d)    Unfunded Status of Plan. All Directors Compensation deferred and amounts credited to accounts under the terms of the Plan shall remain a part of the assets of the Company and shall be subject to the claims of its general creditors.
3.     Payment of Accounts
(a)    Time of Payment. The account for a particular Director shall be distributed in three substantially equal annual installments commencing in the year following the year in which the Director retires, resigns, is removed, or otherwise ceases to be a Director, or in a single lump sum payment in the year following the year in which the Director retires, resigns, is removed, or otherwise ceases to be a Director, in either case as directed by the Director when the Director makes the election to defer for the applicable year.
(b)    Form of Distribution. The value of each account to be distributed shall be paid exclusively in the form of cash.
4.    Death of a Director
If a Director dies before the Director’s entire account balance has been distributed, the Director’s account balance shall be distributed to a beneficiary designated by the Director, or if no beneficiary has been designated, the Director’s surviving spouse, or in the event there is no surviving spouse, the Director’s estate, in a lump sum payment.

5.     Noncompetition
In the event a Director ceases to be a Director and becomes a proprietor, officer, partner, or employee of, or otherwise becomes affiliated with, any business that is in competition with the Company, the Director’s account balance shall be paid immediately to the Director in a lump sum.
6.    Termination of Plan
This Plan may be terminated or amended at any time at the sole discretion of the Board of Directors. In the event of a termination of the Plan, the respective account balances shall be paid out under the terms of this Plan with no additional deferrals permitted.
7.     Administration
This Plan shall be administered by the Compensation Committee of the Board of Directors, which shall have the right and authority to interpret and construe the Plan and to resolve any disputes arising under the Plan, and its decisions shall be binding and conclusive upon the participants. So long as a participant continues to be a member of the Board of Directors, the participant shall not participate in any deliberations or actions of the Compensation Committee relating exclusively to the participant’s participation in this Plan.
8.     Non-Alienation
The amounts credited to any accounts maintained under the Plan may not be pledged, assigned, or transferred by the Director for whom such account is maintained, or by any other individual, and any purported pledge, assignment, or transfer shall be void and unenforceable.
9.    Section 409A
This Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Directors (or their beneficiaries or estates). This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. In particular, and notwithstanding any other provision of the Plan or a Deferral Election Agreement to the contrary: (a) the phrase "ceases to serve as a member of the Board of Directors" or words of similar import shall mean the Director’s "separation from service" with the Company within the meaning of Section 409A; and (b) no payment of deferred compensation under this Plan may be accelerated or further deferred except as permitted under Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company and its affiliates, nor the Compensation Committee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Director, beneficiary or other taxpayer as a result of deferrals pursuant to this Plan.

EXHIBIT A

Revised Deferred Compensation Plan for Directors
(January 1, 2024 Restatement)

202_ ELECTION AGREEMENT

INSTRUCTIONS: To complete this Election Agreement, please proceed as follows: - Select one item from (1). - If you choose (1)(b), complete (2) and (3). - In all cases, complete (4).
To: The Davey Tree Expert Company

(1)    I elect the following in respect to Director fees to be paid to me for services performed during 202_ (select one):
(a) _____ I elect to receive current cash payment for all Director fees (no deferral).
OR
(b) _____ I elect to defer all Director fees.

(2)    If (b) is elected above, in regard to all such deferrals (specify in 10% increments):
_____% of my deferrals are to be credited in the form of cash to my Cash Account
_____% of my deferrals are to be credited in the form of Share Units to my Share Unit
Account
Total: 100%

(3)     With respect to deferrals made with respect to 202_, I hereby request that the balance credited to my account be distributed in (select one):
_____ Three annual installments to be paid beginning in the year following the year in which I retire, resign, or am removed from the Board or otherwise cease to be a Director;
OR
_____ A single lump sum payment to be paid in the year following the year in which I retire, resign, or am removed from the Board or otherwise cease to be a Director.

(4)     I hereby designate __________________________________ as my beneficiary to receive all amounts payable under the Plan in the event of my death. This designation shall supersede any prior designation I may have made.

THE DEFERRAL ELECTIONS MADE ON THIS FORM ARE IRREVOCABLE, AND MUST BE MADE NO LATER THAN DECEMBER 31 OF THE YEAR PRIOR TO THE YEAR SET FORTH ABOVE.

__________________________________ ______________________________________
Date Signature of Director

Reviewed and Accepted by the Company:

By:
Name:
Title:
Date: